BKD, LLP

            Consent of Independent Registered Public Accounting Firm



Board of Directors
Pioneer Financial Services, Inc.
Kansas City, Missouri


We consent to the inclusion in this registration statement on Form S-1 Registration No. 333-103293 of our report dated November 11, 2005, with respect to our audits of the consolidated balance sheets of Pioneer Financial Services, Inc. as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2005, included herein and to the reference to our firm under the caption "Experts" in the offering circular.


                                                /s/ BKD, LLP



Kansas City, Missouri
January 6, 2006